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                                                                     EXHIBIT (i)

                                                        CONTACT: J. Warren Henry
                                              Vice President, Investor Relations
                                                       whenry@corp2.pagemart.com
                                                                  (214) 765-4553


FOR IMMEDIATE RELEASE


                   PAGEMART WIRELESS COMPLETES DEBT OFFERING

         $250 MILLION OF PROCEEDS WILL BE USED TO CONSTRUCT NARROWBAND
                ADVANCED MESSAGING NETWORK AND TO REFINANCE DEBT

         DALLAS, TEXAS - January 28, 1998 - PageMart Wireless, Inc. (NASDAQ:
PMWI) announced today that it has completed the offering of its 11 1/4% Senior Subordinated Discount Notes due 2008, raising approximately $250 million in gross proceeds to the company.

         The company intends to use the net proceeds of the offering to fund the nationwide construction of its Narrowband Personal Communications Services
(NPCS) network, to refinance certain of its outstanding indebtedness, and for other general corporate purposes.

         "PageMart Wireless now has the financing in place to construct our narrowband PCS advanced messaging network in the United States," said John D. Beletic, chairman and chief executive officer. "We believe that advanced messaging, combined with the efficiency of our enhanced network, will provide significant opportunities for PageMart's future growth."

         "Construction of the NPCS network is now underway in 16 markets, and we expect to be marketing advanced messaging services nationwide by year-end," he said. "In the second quarter, we plan to initiate service on a city-by- city basis as we construct the nationwide network."

         Simultaneously with the closing of the offering, the company refinanced certain of its outstanding indebtedness and modified its corporate structure. The refinancing consisted of: (i) purchasing all of the outstanding 12 1/4% Senior Discount Notes due 2003 of PageMart, Inc. ($136.5 million principal amount at maturity); (ii) amending certain terms of the covenants and agreements in the indenture relating to the company's 15% Senior Discount Exchange Notes due 2005; and (iii) merging PageMart, Inc. into PageMart Wireless, Inc., with PageMart Wireless, Inc. as the surviving corporation. Approximately $130.7 million of the net proceeds of the offering of 11 1/4% Senior Subordinated Discount Notes was used to finance the 12 1/4% Notes
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tender offer. The proceeds remaining after offering expenses and refinancing were approximately $107.8 million.

         G. Clay Myers, vice president and chief financial officer, said, "We are very pleased with the results of the offering. The proceeds from the offering, combined with the new indentures and simplified corporate structure, provide the company with the resources and flexibility to execute our narrowband PCS strategy."

         As a result of the refinancing, PageMart Wireless expects to record in the first quarter of 1998 an extraordinary charge of approximately $13.9 million related to the early extinguishment of debt.

         The 11 1/4% Senior Subordinated Discount Notes were sold in the United States in a private placement under Rule 144A and outside the United States pursuant to Regulation S. Accordingly, the 11 1/4% Senior Subordinated Discount Notes have not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act. Morgan Stanley Dean Witter served as placement agent for PageMart Wireless in the sale of the 11 1/4% Senior Subordinated Discount Notes.

         PageMart Wireless, Inc. is a leading NAFTA-wide and beyond provider of wireless messaging services. The Dallas-based company provides numeric and word messaging services in all 50 states, Canada, Mexico, Central America and the Caribbean. PageMart currently serves approximately 2.4 million customers via its own 900 MHz nationwide frequencies. In addition, the company has two nationwide frequencies designated for Narrowband Personal Communications Services. The company, which employs more than 2,000 people, sells its products and services through its own direct sales force, strategic alliances, leading U.S. retailers and selected resellers. For further information, visit our web site at www.pagemart.com.

         Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in PageMart's SEC reports, including the report on Form 10-K for the year ended December 31, 1996. Actual results may differ materially from those projected. These forward-looking statements represent PageMart's judgement as of the date of this release. PageMart disclaims, however, any intent or obligation to update these forward-looking statements.